FOR IMMEDIATE RELEASE

Stanley Black & Decker Reports 1Q 2010 Results

New Britain, Connecticut, April 27th, 2010 ... Stanley Black & Decker (NYSE: SWK) today announced first quarter 2010 financial results. Excluding one-time charges related primarily to the Black & Decker merger, the company reported first quarter diluted EPS of $0.70, which includes a negative $0.04 impact due to the acquisition of ADT France. Diluted GAAP EPS, including one-time charges, was a loss of $1.09.

On March 12, 2010, the company completed its previously announced merger with the Black & Decker Corporation. The company’s 2010 first quarter financials are inclusive of Black & Decker’s operations for the period from March 13, 2010 through April 3, 2010 (the “stub period”).

Net sales for the period were $1.3 billion, up 38% versus prior year due to the inclusion of Black & Decker’s results for the stub period (+36%), currency (+4%), acquisitions (+1%) and unit volume (-3%).

The gross margin rate, excluding one-time charges, was 39.4%. Excluding the Black & Decker businesses, the rate improved 120 bps versus 1Q’09 to 40.8%, a 1Q record for legacy Stanley. The increase is attributable to the continued success of productivity projects associated with the Stanley Fulfillment System (SFS) and prior year restructuring actions, as well as a largely stable price and commodity cost environment throughout the quarter.

Working capital turns for the company, excluding Black & Decker, reached a first quarter record of 7.3. Including Black & Decker on a pro forma basis, the company’s working capital turns were 4.6. Free cash flow was a positive $37 million during the quarter, excluding one-time payments of $92 million.

Stanley Black & Decker’s President and CEO, John F. Lundgren commented, “Since the close of our merger with Black & Decker, the execution of our integration plans has progressed smoothly and we are pleased with our initial success in realizing the operating and financial benefits that made this combination so compelling.  We continue to further develop our cost synergy plans and remain confident in meeting or exceeding our original estimate of $350 million in cost synergies.  Given our track record of successful integrations, the detailed planning that went into our combination with Black & Decker will ensure that our businesses and employees fit together seamlessly, while we remain focused on customer service, production and top line growth throughout the company.”

1Q’10 Segment Results

(Stanley 1Q + BDK Stub Period — Excludes One-Time Charges)

	1Q’10			Versus 1Q’09
($ millions)	Segment			Segment

			Profit			Profit
	Sales	Profit	Rate	Sales	Profit	Rate

CDIY	$561	$83	14.9%	+85%	+190%	+540 Bps
Security	$414	$69	16.8%	+11%	-2%	-210 Bps
Industrial	$287	$38	13.2%	+22%	+54%	+280 Bps

•	CDIY, which now consists of the legacy Stanley CDIY segment and the stub period operations from legacy Black & Decker Power Tools and Accessories (PT&A) as well as the Price Pfister business, grew revenues 85%, with 82 pts due to the addition of Black & Decker revenues (77 pts PT&A and 5 pts Price Pfister). Regarding legacy Stanley CDIY operations, unit volume was down 1% with modest declines in the U.S. and Europe. Price was -1% and currency had a 5% positive impact. Excluding one-time charges, segment profit was 14.9% due to significantly lower overhead cost structure, slightly lower commodity costs, improved Bostitch profitability and ongoing productivity initiatives associated with SFS.

•	Security, which now represents the legacy Stanley Security segment as well as the stub period operations from the legacy Black & Decker Hardware and Home Improvement segment (excluding Price Pfister), grew 11%, with the entire increase attributable to the addition of Black & Decker revenues. Other factors with a net zero impact included a 3% increase due to the ADT France acquisition, a 6% decline in unit volumes and a positive 3% impact from currency. Within the Convergent Security business, recurring monthly revenue grew mid-single digits while installation volume declines slowed. Orders from national accounts showed signs of improvement as customer capital spending constraints began to ease somewhat. The Mechanical Access business experienced volume pressure caused in part by continued weak U.S. commercial construction markets and soft retrofit business, which drove the operating margin rate down in 1Q’10, partially offset by the execution of productivity programs and cost action benefits. The month of March for both businesses showed signs of improving orders and volumes.

•	Industrial, which now represents the legacy Stanley Industrial segment as well as the operations from the legacy Black & Decker Fastening and Assembly segment (Emhart Teknologies), grew 22% versus the prior year. The addition of stub period Black & Decker revenues contributed 16 pts while price was up 1% and currency had a 3% positive effect. Unit volume was up 2% as customer supply chain restocking in many regions of the world was evident. Unit volume in Europe grew 6%, which was particularly encouraging. In both Europe and the U.S., sales were, in part, driven by industrial distribution customer restocking. Segment profit improved both sequentially and versus prior year to 13.2%, from 11.3% in 4Q’09 and 10.4% in 1Q’09, as modest top line growth combined with a significantly reduced overhead cost structure produced strong operating leverage.

ADT France

The company acquired ADT France from Tyco International, Ltd. on March 9th, 2010 for €6.2 million, or $8.6 million, subject to certain adjustments. The acquisition (2009 revenues totaling €132 million) is an indication of Stanley’s continuing strategic intent to expand its Security segment internationally and is highly complementary to Stanley’s attractive existing French security platform, Générale de Protection, acquired in 2008.

Black & Decker

Given that Stanley Black & Decker’s first quarter results reflect only the Black & Decker stub period, the company has included the following commentary in order to provide a sense of how the legacy Black & Decker businesses performed for the entire 1Q’10 (Note: The Price Pfister business has been included in the Hardware & Home Improvement Segment for purposes of this discussion).

•	Organic sales in the legacy Power Tools and Accessories segment were up slightly over 1%. Operating margins improved to approximately 10%, up from approximately 4% in 1Q’09 due to successful productivity initiatives, favorable mix and the impact of restructuring actions. In the U.S. Industrial Products Group, sales increased modestly due to higher sales of cordless and commercial products. Sales increased at a high single-digit rate in the U.S. Consumer Products Group due, in part, to higher sales of the Tradesman line and the outdoor product portfolio. Excluding the positive impact of currency, sales for the entire legacy PT&A segment rose approximately 3% in Europe, 11% in Latin America and 13% in Asia.

•	Sales in the legacy Hardware and Home Improvement segment increased approximately 12% for the quarter. In the U.S. lockset business, sales increased approximately 14% due to a successful launch of new mid price point products. Sales in the Price Pfister business increased approximately 9%. The legacy segment’s operating margin increased to 17% from the 1Q’09 margin of 4%.

•	In the legacy Fastening and Assembly Systems segment, organic sales increased approximately 30% for the quarter. Sales to the global automotive industry increased amidst a surge in global automotive production with a favorable mix toward mid- and full- size vehicles particularly in Europe. Sales increased in the industrial business as global industrial production continued to rise. The legacy segment’s operating margin increased to approximately 14% from 2% in 1Q’09 with the businesses posting double-digit profitability in all regions of the world as the 2009 restructuring actions continued to take hold.

Executive Vice President and Chief Operating Officer, James M. Loree, commented, “The operating margin increases achieved during the first quarter – specifically within our hand tool, power tool and industrial businesses – illustrate the strong operating leverage potential of both legacy companies as a result of actions taken over the past two years. As expected, we have not yet begun to fully see the benefits of a recovery in our Security segment, due to its less volatile and longer-cycle nature.  Looking forward, we have plans to continue to further strengthen brand support while releasing some exciting new hand and power tool products in 2010 and 2011 that should help increase our market share in these core franchises. We have also begun to lay the groundwork for implementing SFS across the Black & Decker businesses which we expect will continue to improve supply chain performance and result in working capital efficiencies in the coming years. This will enhance the combined company’s cash flow generation potential and increase the opportunity for reinvestment in growth and diversification as we enjoy the benefits of the eventual cyclical recovery.”

One-Time Charges

A non-cash inventory step-up charge of $42 million in gross margin was recorded during the quarter. One-time costs recorded in SG&A were $49 million and $32 million in “Other-net” for certain executive compensation charges, investment banking fees and integration-related advisory and consulting fees. Merger-related restructuring costs primarily associated with severance of employees of $90 million were recorded during 1Q’10. As discussed below under the 2010 outlook below, there will be additional such charges throughout 2010.

2010 Outlook

The company is updating its 2010 guidance to reflect the merger with Black & Decker and expects 2010 EPS, excluding one-time charges, to be in the range of $3.10 — $3.30.

For the remaining nine months of 2010 the company is providing the following key factors associated with its 2010 EPS guidance range:

•	Excluding the impact of the ADT France acquisition, the company believes net sales will increase between 4% — 5% from 2009 pro-forma merged company levels.

•	The ADT France acquisition will contribute approximately $125 to $135 million in net sales and will be modestly dilutive to EPS as the majority of the integration benefits will not occur until early 2011.

•	Gross margins are anticipated to be in the range of 37% — 38% as the mix effect of absorbing Black & Decker’s portfolio, increasing commodity inflation and anticipated Chinese RMB currency pressure will likely constrain rates. Customer pricing actions will be pursued to offset cost increases, however, there will be a lag in the recovery time that is expected to impact the company in 2010.

•	Additional intangible amortization associated with the Black & Decker transaction will approximate $55 million.

•	Cost synergy realization related to the Stanley Black & Decker merger in the remaining nine months of 2010 is expected to be approximately $90 million.

For the full year of 2010 the following additional guidance assumptions are being provided:

•	A higher share count primarily associated with the Black & Decker transaction as well as the previously announced issuance of approximately 6 million shares in May 2010 which are linked to the equity unit hybrid instrument. The average outstanding shares for 2010 will approximate 150 million.

•	The tax rate is expected to be 26-27%.

•	The impact of foreign exchange (ex-RMB) at current rates for the remainder of 2010 will be minimal versus prior year.

•	Restructuring and related charges not associated with the Black & Decker or ADT France transactions will approximate $30-40 million. These actions were previously commenced or anticipated prior to the Black & Decker merger and are related to legacy Stanley operations.

Including all Black & Decker and ADT France transaction-related one-time charges, the company expects EPS to approximate $(0.41) to $0.05 in 2010. For the full year of 2010 the company estimates the one-time charges related to Black & Decker and ADT France transactions to be as follows:

•	Restructuring costs associated with severance of employees and facility closures of $245 to $295 million.

•	One-time costs to be recorded in SG&A and “Other-net” of $100 million for certain executive compensation charges, investment banking fees and advisory and consulting fees.

•	The non-cash inventory step-up accounting charge is $170 million.

Free cash flow, excluding one-time charges and payments, is estimated to approximate $600 million. This estimate assumes modest working capital benefits for 2010.

Donald Allan Jr, Senior Vice President and CFO commented, “Stanley Black & Decker is well positioned to continue to benefit from the improving macro environment and we were encouraged to see restocking activity accelerate throughout the quarter, particularly in the industrial channels. While we still do not expect a dramatic turnaround in the housing sector in 2010, we are confident our hand and power tool businesses will grow mid-single digits this year. We expect operating margin expansion for the entire company in 2010 compared to 2009 combined pro forma levels as we continue to see the benefits of the integration and our operating leverage.”

The company will host a conference call with investors at 10:00am ET, Tuesday, April 27th, 2010 to discuss quarterly results. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.
The call will be accessible by telephone at (877) 242-3653 and from outside the U.S. at (763) 416-6917; also, via the Internet at www.stanleyblackanddecker.com. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 or (706) 645-9291 by entering the conference identification number 67887934. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:	Kate White
Director, Investor Relations
kate.white@swkbdk.com
(860) 827-3833

Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. Operating margin is defined as sales less cost of sales less SG&A.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 11 and 14, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the one-time charges associated with the Black & Decker merger.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures.  Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.  Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.   Normalized cash flow and free cash flow, as reconciled to the associated GAAP measures on page 12, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of the Black & Decker merger-related payments and charges.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve or exceed the $350 million in cost synergies previously provided with respect to the combination with Black & Decker; (ii) ensure that the legacy Stanley and legacy Black & Decker businesses and employees fit together seamlessly; (iii) strengthen brand support while releasing exciting new hand and power tool products in 2010 and 2011 that should help increase the Company’s market share in these core franchises; (iv) implement SFS across the Black & Decker businesses to continue to improve supply chain performance and result in working capital efficiencies in the coming years; (v) generate full year 2010 EPS, excluding one-time charges, in the range of $3.10 – $3.30; (vi) generate full year 2010 EPS, including Black & Decker and ADT France transaction related one-time charges, in the range of $(0.41) to $0.05; (vii) generate free cash flow, excluding one-time charges and payments, for 2010 of approximately $600 million; (viii) grow its hand and power tool businesses in mid-single digits in 2010; and (ix) achieve operating margin expansion for the entire company in 2010 compared to 2009 combined pro forma levels; (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s 2009 Annual Report on Form 10-K and in Black & Decker’s 2009 Annual Report on Form 10-K, and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to achieve the synergies, capitalize on growth opportunities and achieve the anticipated results of the combination with Black & Decker; (ii) generating net sales increase, excluding the impact of ADT France, between 4%-5% from 2009 pro-forma merged company levels; (iii) the ADT France acquisition contributing approximately $125 — $135 million in net sales and will be modestly dilutive to EPS; (iv) gross margins to be in the range of 37% — 38%; (v) the likelihood that absorbing Black & Decker’s portfolio, increasing commodity inflation and anticipated Chinese RMB currency pressure will constrain gross margin rates; (vi) additional intangible amortization in connection with the Black & Decker transaction being approximately $55 million; (vii) cost synergy realization related to the Black & Decker merger being approximately $90 million; (viii) the average outstanding shares for 2010 being approximately 150 million; (ix) a tax rate of approximately 26%-27%; (x) current exchange rates remaining stable for the remainder of 2010 and the impact of foreign exchange (ex-RMB) for 2010 being minimal versus prior year; (xi) restructuring and related charges not associated with Black & Decker or ADT France transactions being approximately $30-40 million; (xii) limiting cost associated with severance of employees and facilities closures to approximately $245 — $295 million; (xiii) one-time costs in SG&A and “Other net” being approximately $100 million for certain executive compensation charges, investment banking fees and advisory and consulting fees; (xiv) the non-cash inventory step-up accounting charge to be approximately $170 million; (xv) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (xvi) the continued acceptance of technologies used in the Company’s products and services; (xvii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools distributor relationships; (xviii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xix) the proceeds realized with respect to any business or product line disposals; (xx) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xxi)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xxii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xxiii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xxiv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xxv) the Company’s ability to obtain favorable settlement of routine tax audits; (xxvi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxvii) the continued ability of the Company to access credit markets under satisfactory terms; and (xxviii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new products; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; and (vii) the commitment to and success of the Stanley Fulfillment System.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation in 2010; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of the current recession in the US economy. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.